Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

	At or For the Year Ended
	December 31,
	2004	2003	2002	2001	2000
	(In millions, except per share data)
Results of Operations
Net revenues	$16,404	$15,159	$11,304	$5,993	$2,926

Income from continuing operations	$1,365	$1,164	$706	$138	$375
Income from discontinued operations, net of tax	717	301	140	285	283
Cumulative effect of accounting changes, net of tax	—	(293)	—	(38)	(56)

Net income	$2,082	$1,172	$846	$385	$602

Per Share Data
Income from continuing operations:
Basic	$1.32	$1.14	$0.69	$0.14	$0.53
Diluted	1.28	1.10	0.67	0.14	0.52
Income from discontinued operations:
Basic	$0.70	$0.30	$0.14	$0.33	$0.39
Diluted	0.68	0.28	0.13	0.31	0.37
Cumulative effect of accounting changes:
Basic	$—	$(0.29)	$—	$(0.05)	$(0.08)
Diluted	—	(0.27)	—	(0.04)	(0.08)
Net income:
Basic	$2.02	$1.15	$0.83	$0.42	$0.84
Diluted	1.96	1.11	0.80	0.41	0.81

Cash dividends declared	$0.32	$—	$—	$—	$—

Financial Position
Total assets	$42,570	$39,527	$36,017	$33,597	$15,190
Assets under management and mortgage programs	14,698	13,673	11,227	8,095	2,999
Total long-term debt	4,330	5,984	6,460	6,992	1,953
Debt under management and mortgage programs (*)	12,154	11,556	9,575	6,766	2,040
Mandatorily redeemable preferred interest in a subsidiary	—	—	375	375	375
Mandatorily redeemable preferred securities issued by subsidiary holding solely senior debentures issued by the Company	—	—	—	—	1,683
Stockholders’ equity	12,695	10,186	9,315	7,068	2,774

(*)	Includes related-party debt due to Cendant Rental Car Funding (AESOP) LLC. See Note 15 to our Consolidated Financial Statements.

In presenting the financial data above in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported. See “Critical Accounting Policies” under Item 7 included elsewhere herein for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

During 2003, we consolidated a number of entities pursuant to Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” and/or as a result of amendments to the underlying structures of certain of the facilities we use to securitize assets. See Notes 2, 15 and 16 to the Consolidated Financial Statements for more information.

During 2004, 2003, 2002 and 2001, we completed a number of acquisitions, the results of operations and financial position of which have been included from their acquisition dates forward. See Note 4 to our Consolidated Financial Statements for a detailed discussion of the 2004, 2003 and 2002 acquisitions. In 2001, we acquired Avis Group Holdings, Inc. for approximately $994 million in cash, which resulted in approximately $1.9 billion of goodwill, and Galileo International, Inc. for approximately $1.9 billion, which resulted in approximately $2.0 billion of goodwill. If we had acquired Avis, Galileo, NRT and Trendwest on January 1, 2001, net revenues, income from continuing operations and net income would have been approximately $11.1 billion, $204 million and $451 million, respectively, on a pro forma basis during 2001. If we had acquired Avis and Galileo on January 1, 2000, net revenues, income from continuing operations and net income would have been approximately $8.4 billion, $808 million and approximately $1.0 billion, respectively, on a pro forma basis during 2000.

Additionally, during 2002, we adopted the non-amortization provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Accordingly, our results of operations for 2001 and 2000 reflect the amortization of goodwill and indefinite-lived intangible assets, while our results of operations for 2004, 2003 and 2002 do not reflect such amortization. Had we applied the non-amortization provisions of SFAS No. 142 during 2001 and 2000, net income would have been $539 million and $678 million, respectively, on a pro forma basis.

We incurred restructuring and other unusual charges of $363 million and $78 million in 2001 and 2000, respectively. The 2001 charges primarily consisted of (i) $97 million related to strategic initiatives committed to as a result of changes in business and consumer behavior following the September 11, 2001 terrorist attacks, (ii) $95 million related to the funding of an irrevocable contribution to an independent technology trust responsible for providing technology initiatives for the benefit of our current and future real estate franchisees, (iii) $85 million related to the funding of Trip Network, Inc. and (iv) $41 million related to the rationalization of the Avis fleet. The 2000 charges primarily consisted of (i) $47 million related to various strategic initiatives generally aimed at improving the overall level of organizational efficiency, consolidating and rationalizing existing processes, and reducing cost structures in our underlying businesses and (ii) $21 million related to the funding of an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a common property management system.

We incurred acquisition and integration related costs of $20 million, $54 million, $285 million and $108 million in 2004, 2003, 2002 and 2001, respectively. See Note 4 to our Consolidated Financial Statements for a detailed description of the charges recorded in 2004, 2003 and 2002. The 2001 charges primarily related to (i) the outsourcing of Galileo’s global distribution system, desktop support and related services to a third party provider and (ii) the integration of our travel agency business with Galileo’s computerized reservation system.

During 2004, 2003, 2002 and 2001, we incurred $(33) million, $11 million, $103 million and $86 million, respectively, of litigation and related costs (credits) primarily associated with the CUC International, Inc. accounting irregularities discovered in 1998. See Note 9 to our Consolidated Financial Statements for more information regarding the 2004, 2003 and 2002 amounts.

Income from discontinued operations, net of tax includes the after tax results of the following disposed businesses for all periods presented: (i) Wright Express Corporation, which we sold in February 2005, (ii) our former fleet leasing and appraisal businesses, which were included in the spin-off of PHH Corporation on January 31, 2005, (iii) Jackson Hewitt Tax Services Inc., which we sold in June 2004 and (iv) National Car Parks, which we sold in May 2002. Income from discontinued operations, net of tax also includes the after tax results of our Marketing Services division, for which our Board of Directors formally committed to a plan of disposal in March 2005, the after tax gain on the sale of Jackson Hewitt Tax Services Inc. in 2004 and the after tax loss on disposal of NCP in 2002. See Note 27 to our Consolidated Financial Statements for detailed information regarding these discontinued operations.

As of December 31, 2001, we had accrued a $2.85 billion stockholder litigation settlement liability for our principal securities class action lawsuit relating to the 1998 discovery of accounting irregularities in the former business units of CUC and deposited cash totaling approximately $1.41 billion to a trust established for the benefit of the plaintiffs in this lawsuit. We funded the remaining balance of the liability with cash payments of approximately $1.44 billion during 2002.